                                                                    EXHIBIT 99.1


                                    FOR: Consolidated Graphics, Inc.

                                CONTACT: Wayne M. Rose
                                         Chief Financial Officer
                                         Consolidated Graphics, Inc.
                                         (713) 787-0977

                                         Meredith Pudalov/Jonathan Schaffer
                                         Media: Claudine Cornelis
                                         Morgen-Walke Associates, Inc.
                                         (212) 850-5600


FOR IMMEDIATE RELEASE


             CONSOLIDATED GRAPHICS REPORTS SECOND QUARTER RESULTS


      HOUSTON, TEXAS - October 24, 2001 - Consolidated Graphics, Inc. (NYSE:CGX) today reported results for its second quarter and six months ended September 30, 2001.

     Sales for the September quarter were $160.2 million compared to $164.4 million in the June quarter. Net income was $4.3 million, or $.32 per diluted share, versus June quarter net income of $5.1 million, or $.38 per share. Effects of the September 11th tragedy combined with the current economic slowdown are evident in the September quarter results. Revenues for the September quarter last year were $172.5 million. Net income for the September quarter last year was $7.9 million, or $.61 per diluted share.

     For the six months ended September 2001, total revenues were $324.6 million compared to $346.0 million for the first six months of last year. Net income for the six-month period was $9.4 million or $.70 per diluted share, compared to $16.0 million, or $1.20 per share, in the same period last year.

     "Our business for the second quarter was tracking according to plan through early September," commented Joe R. Davis, Chairman and Chief Executive Officer. "At that time we appeared to be on target to achieve earnings levels ahead of the June quarter. However, the September 11th terrorist acts had an immediate effect as business activity slowed dramatically. As a result, sales for the September quarter were down from the June quarter by 3% and our margins and earnings were adversely impacted."

     "In spite of these events and a weak economy, we continued to gain market share, pursue our national accounts strategy, and expand our CGXmedia initiatives," stated Charles F. White, President and Chief Operating Officer. "We added 10 new national account customers during the quarter and expanded the number of customers taking advantage of our COIN and OPAL e-commerce printing solutions to 116, an increase of 6 over the June quarter."


                                     -more-

CONSOLIDATED GRAPHICS REPORTS SECOND QUARTER RESULTS               PAGE -2-

     "We are encouraged by the improvement toward more normal business activity heading into our December quarter but remain conservative as to our future outlook," continued Mr. Davis. "Based on current market conditions, we expect that December quarter earnings could approximate $.25 per share. However, if the commercial printing market continues to improve to pre-September 11th levels, we could see December quarter earnings above the $.32 earned this quarter."

     Mr. Davis concluded, "We continue to strengthen the Company, both financially and operationally, so that our business can perform well, even in times of uncertainty. We have already taken steps to reduce costs and enhance our competitive advantages in the industry. Our CGXmedia products and our strong national presence give us the ability to serve both local businesses and national corporations. Accordingly, we look forward to long-term profitable growth."

     Consolidated Graphics, Inc. is the largest sheet-fed and half-web commercial printing company in the United States. Through its network of printing companies in 25 states, the Company produces high-quality customized printed materials for a broad customer base that includes many of the most recognized companies in the country. Consolidated Graphics also offers an extensive and growing range of digital and Internet-based services and solutions marketed through CGXmedia. Consolidated Graphics is focused on adding value to its operating companies by providing financial and operational strengths, management support and technological advantages associated with a national organization. For more information, visit the Company's Web site at www.consolidatedgraphics.com.

     This press release contains forward-looking statements, which involve known and unknown risks, uncertainties or other factors that could cause actual results to materially differ from the results, performance or other expectations implied by these forward-looking statements. Consolidated Graphics' expectations regarding future sales and profitability assume, among other things, stability in the economy and reasonable growth in the demand for its products, the continued availability of raw materials at affordable prices, retention of its key management and operating personnel, as well as other factors detailed in Consolidated Graphics' filings with the Securities and Exchange Commission. The forward-looking statements, assumptions and factors stated or referred to in this press release are based on information available to Consolidated Graphics today. Consolidated Graphics expressly disclaims any duty to provide updates to these forward-looking statements, assumptions and other factors after the day of this release to reflect the occurrence of events or circumstances or changes in expectations.


                                 (Table Follows)

Consolidated Graphics Reports Second Quarter Results                   Page -3-



                             CONSOLIDATED GRAPHICS, INC.
                            Consolidated Income Statement
                      (In thousands, except per share amounts)

                                                  Three Months Ended                    Six Months Ended
                                                     September 30,                        September 30,
                                             -----------------------------        ------------------------------
                                                2001               2000               2001               2000
                                             -----------       -----------        ------------        ----------
Sales                                         $160,157           $172,503           $324,592           $345,989
Cost of sales                                  118,279            123,244            238,882            247,302
  Gross profit                                  41,878             49,259             85,710             98,687
Selling expense                                 16,897             17,225             34,061             34,631
General and administrative expense              13,660             13,646             27,251             27,363
  Operating income                              11,321             18,388             24,398             36,693
Interest expense, net                            4,154              5,198              8,764             10,109
  Pretax income                                  7,167             13,190             15,634             26,584
Income Taxes                                     2,867              5,276              6,254             10,634
  Net income                                  $  4,300           $  7,914           $  9,380           $ 15,950

Earnings per share - basic                    $    .33           $    .61           $    .72           $   1.20

Earnings per share - diluted                  $    .32           $    .61           $    .70           $   1.20


Weighted average shares outstanding
     Basic                                      13,085             13,035             13,054             13,318

     Diluted                                    13,438             13,051             13,334             13,329


                                    #   #   #